UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Berry Plastics Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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January 27, 2014

Dear Stockholder:

    The directors and officers of Berry Plastics Group, Inc. join me in inviting you to attend our Annual Meeting of Stockholders on March 11, 2014, at 10:00 a.m. Central Time, at the Tropicana Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708. The formal notice of this Annual Meeting and the proxy statement appear on the following pages. After reading the proxy statement, please submit your proxy through the Internet or by touch-tone telephone, or complete, sign, date and promptly return the proxy card by mail in the enclosed self-addressed envelope. We must receive votes submitted via mail, the Internet (via www.proxyvote.com) or by touch-tone telephone by 11:59 p.m., Eastern Time, on March 10, 2014 in order for them to be counted at the Annual Meeting. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

    We urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

Sincerely,

/s/ Jonathan D. Rich
Chairman of the Board of Directors and Chief Executive Officer

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BERRY PLASTICS GROUP, INC.
EVANSVILLE, INDIANA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 11, 2014

The Annual Meeting of Stockholders of Berry Plastics Group, Inc. will be held on Tuesday, March 11, 2014, at 10:00 a.m., Central Time, at the Tropicana Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708, for the following purposes:

(1)	to elect three director nominees to Berry’s Board of Directors for three-year terms;

(2)	to ratify the selection of Ernst & Young LLP as Berry's independent registered public accountants for the fiscal year ending September 27, 2014; and

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The nominees for election as directors are B. Evan Bayh, Anthony M. Civale and Ronald S. Rolfe, each of whom presently serves as a director of Berry.  We describe each of the foregoing proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only stockholders of record at the close of business on January 17, 2014 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

We encourage you to attend our Annual Meeting.  Whether you are able to attend or not, we urge you to indicate your vote (i) FOR the election of directors, and (ii) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014,  by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or otherwise submitted a vote by Internet or telephone voting.

By order of the Board of Directors,

/s/ Jason K. Greene
General Counsel and Secretary
January 27, 2014
Evansville, Indiana

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to Be Held on Tuesday, March 11, 2014:

The proxy materials for the Annual Meeting are available at www.proxyvote.com.

BERRY PLASTICS GROUP, INC.
101 OAKLEY STREET
EVANSVILLE, INDIANA 47710

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
March 11, 2014

   In this proxy statement, Berry Plastics Group, Inc. and its subsidiaries are collectively referred to as “we,” “us,” “our,” “our Company,” “the Company” or “Berry.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q: Why did I receive this proxy statement?

    As a Berry stockholder, you received this proxy statement because our Board of Directors is soliciting your proxy to vote at its upcoming Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, March 11, 2014, at 10:00 a.m., Central Time, at the Tropicana Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708.

    This proxy statement summarizes the information you need to know to vote on an informed basis at the Annual Meeting; however, you do not need to attend the Annual Meeting to vote your shares.  See “How do I vote my shares before the Annual Meeting?”  We will begin distributing this proxy statement, the attached notice of Annual Meeting and the proxy card(s) on or about January 27, 2014.

Q: What am I voting on?

If you hold shares of common stock, you are being asked to consider and vote on the following proposals:

■	a proposal to elect three director nominees to our Board of Directors for three-year terms; and

■	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014.

Q: Who is entitled to vote?

    Holders of outstanding common stock as of the close of business on January 17, 2014, the record date, are entitled to vote at the Annual Meeting. As of January 17, 2014, 116,253,961 shares of common stock were issued and outstanding.  Each holder of our common stock as of the record date will be entitled to one vote per share.

Q: Has the Board of Directors made any recommendation with respect to each proposal?

    The Board of Directors recommends that holders of common stock vote FOR the election of all director nominees, and FOR the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014.

Q: What does it mean if I get more than one proxy card?

    If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: How do I vote my shares before the Annual Meeting?

    Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   If you hold your shares in your own name, you may submit a proxy by one of several methods:

■
Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.  The proxy card must be received by March 10, 2014.

■
Submitting a Proxy by Telephone or via the Internet:  If you choose to submit a proxy by telephone or via the Internet, follow the instructions provided on the proxy card.  If you submit your proxy by telephone or via the Internet, you do not need to return a proxy card by mail.  Internet and telephone proxy submission is available 24 hours a day.  Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on March 10, 2014.

■
Submitting a Proxy in Person at the Annual Meeting:  You may vote your shares in person at the Annual Meeting.  Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy by telephone or via the Internet, or by completing, signing, dating, and returning the attached proxy card by the applicable deadline so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

    By casting your vote, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

    If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q: If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

    Shares held in street name are shares held electronically in the account of a broker. The actual stockholder is referred to as the beneficial owner. Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014. However, unless you provide voting instructions to your broker, your broker does not have authority to vote on the election of directors.  Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:  How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

    If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the election of all director nominees, and FOR the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion as well.

Q:  What is an “abstention” or a broker “non-vote” and how do they affect the vote?

    An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum.An abstention with respect to the election of directors is neither a vote cast “for” a nominee or a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the approval of the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014 will act as a vote against this proposal.

   A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q: How can I change my vote?

    You may revoke your proxy at any time before it is exercised by:

■	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

■	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting; or

■	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

    Any written notice of revocation, or later dated proxy, should be delivered to:

Berry Plastics Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention: Jason K. Greene, General Counsel and Secretary

    Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

    If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q: What constitutes a quorum?

    Holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present in person or represented by proxy at the Annual Meeting to constitute a quorum for the conduct of business at the Annual Meeting.  Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.

Q: How many votes are needed for approval of each proposal?

    Directors to be elected by the holders of common stock for a three-year term will be elected by a plurality of the votes cast with respect to such positions by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of common stock, voting together, will be elected to fill three director positions for three-year terms. Only votes cast FOR a nominee will be counted.

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014.

Q: What percentage of stock does our largest stockholder own and how does our largest stockholder intend to vote?

    Certain investment vehicles affiliated with Apollo Management V, L.P. or Apollo Management VI, L.P. (collectively, the “Apollo Funds”) beneficially owned 29% of our common stock (not including the potential voting power of unexercised options) as of January 17, 2014. The Apollo Funds have informed us that they intend to vote for each of the nominees for director and in favor of the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 27, 2014.

Q: Does Berry offer an opportunity to receive future proxy materials electronically?

    Yes. If you are a stockholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

    If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

    Electronic delivery saves Berry money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Berry charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

    You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.

Q: Who can attend the Annual Meeting?

    All stockholders as of January 17, 2014 can attend.

Q: What do I do if I have additional questions?

    If you have any questions prior to the Annual Meeting, please contact our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding the executive officers and members of the Board of Directors of Berry Plastics Group, Inc. as of January 20, 2014.

Name	Age	Director Term Expiration	Title
Jonathan D. Rich	58	2015	Chairman, Chief Executive Officer and Director
Mark W. Miles	42	—	Chief Financial Officer
Curtis L. Begle	38	—	President, Rigid Closed Top Division
Lawrence A. Goldstein	51	—	President, Flexible Packaging Division
William J. Norman	42	—	President, Rigid Open Top Division
Thomas E. Salmon	50	—	President, Engineered Materials Division
Jason K. Greene	43	—	Executive Vice President and General Counsel
Jeffrey D. Thompson	42	—	Executive Vice President, International Business Development
James M. Till	36	—	Executive Vice President and Controller
B. Evan Bayh	58	2014	Director
Anthony M. Civale	39	2014	Director
Donald C. Graham	80	2016	Director
Joshua J. Harris	49	2015	Director
David B. Heller	46	2016	Director
Carl J. (Rick) Rickertsen	53	2016	Director
Ronald S. Rolfe	68	2014	Director
Robert V. Seminara	42	2015	Director

    Jonathan D. Rich assumed the role of Chairman and Chief Executive Officer of Berry Plastics Group, Inc. in October 2010.  Prior to becoming CEO, Dr. Rich served as President and Chief Executive Officer of Momentive Performance Materials, Inc. from June 2007 until October 2010.  Prior to Momentive, Dr. Rich held executive positions at Goodyear Tire and Rubber from 2000 until 2007, including President of Goodyear North American Tire and President of Goodyear Chemical.  Dr. Rich began his career at General Electric in 1982, where he was employed for 18 years in a variety of R&D, operational and executive roles.  Dr. Rich’s position as Chief Executive Officer, his extensive management experience and his skills in business leadership and strategy qualify him to serve as a director of the Company.

    Mark W. Miles was named Chief Financial Officer effective January 2, 2014.  Mr. Miles previously had been Berry’s Executive Vice President, Controller and Treasurer since 2005.  Mr. Miles is a Certified Public Accountant and started with the Company as Corporate Controller in 1997.

    Curtis L. Begle has been President of Berry’s Rigid Closed Top Division since December 2009.  Mr. Begle has spent his entire 14 year career with Berry, during which he has held multiple positions of increasing responsibility.

    Lawrence A. Goldstein has been President of Berry’s Flexible Packaging Division since January 1, 2012.  Mr. Goldstein joined Berry in 1997 as the East Coast Regional Sales Manager for the container division.  Since then he has held a number of positions of increasing responsibility.

    William Norman was named President of Berry’s Rigid Open Top Division in October 2013.  Mr. Norman has spent the last 20 years with Berry during which time he held multiple positions of increasing responsibility.

    Thomas E. Salmon has been President of Berry’s Engineered Materials Division since 2003.  Mr. Salmon previously served as General Manager for Honeywell Plastics for the two years prior thereto.  He was the Global Sales Director for Allied Signal’s Engineering Plastics and Films business from 1999 to 2001.  Prior to joining Honeywell/Allied Signal, Mr. Salmon held several positions at GE Plastics and GE Lighting, divisions within General Electric.

   Jason K. Greene was named Executive Vice President and General Counsel of Berry Plastics Group, Inc. on January 1, 2013.  He was hired in December 2010 as the Company’s Deputy General Counsel.  Prior to joining the Company, Mr. Greene was Business Transactions and Tax Counsel at Taylor English Duma LLP in Atlanta.  From 1998 until 2007, Mr. Greene held a similar position at Powell Goldstein LLP.  Mr. Greene began his career in Arthur Andersen’s tax practice

    Jeffrey D. Thompson was named Executive Vice President, International Business Development of Berry Plastics Group, Inc. on January 1, 2013.  He started as Berry’s first in-house General Counsel on December 1, 2003 and served in that capacity until January 1, 2013.

    James M. Till was named Executive Vice President and Controller effective as of January 2, 2014.  Mr. Till started with Berry in 2008, during which he has held multiple positions of increasing responsibility.  Most recently, Mr. Till had been Berry’s Vice President of Accounting and Finance since 2010.

    B. Evan Bayh has been a member of our Board of Directors since 2011.  Mr. Bayh is a former U.S. Senator and Indiana Governor.  He was a member of the U.S. Senate from the state of Indiana from 1998 until his retirement in 2011.  While in the Senate, he served on a variety of committees, including the Banking, Housing and Urban Affairs Committee, and the Committee on Small Business and Entrepreneurship.  Prior to serving in the Senate, Mr. Bayh served as Indiana Governor from 1988 to 1997.  Mr. Bayh also serves on the board of directors of Fifth Third Bank, Marathon Petroleum Corporation and RLJ Lodging Trust. Mr. Bayh’s many years of service in elected office, including as the chief executive of a large Midwestern state, qualifies him to serve as a director of the Company.

    Anthony M. Civale has been a member of our Board of Directors since 2006.  Mr. Civale is the Lead Partner and Chief Operating Officer of Apollo Capital Management, LLC and co-founded Apollo’s senior credit and structured credit businesses.  He joined Apollo in 1999.  Prior to that time, Mr. Civale was employed by Deutsche Bank Securities, Inc. in the Financial Sponsors Group within its Corporate Finance Division.  Mr. Civale also serves on the Board of Directors of HFA Holdings Limited, a multi-billion dollar hedge fund of funds operator.  In addition to these corporate boards, Mr. Civale also serves on the Board of Directors of Youth INC, a non-profit organization serving New York City children, and is a member of the Board of Trustees of Middlebury College.  Mr. Civale has previously served on the boards of directors of Harrah’s Entertainment, Goodman Global, Inc. and Prestige Cruises.  Mr. Civale graduated from Middlebury College with a B.A. in Political Science.  Mr. Civale’s extensive financial and business experience qualifies him to serve as a director of the Company.

Donald C. Graham founded “The Graham Group,” an alliance of independently owned and operated industrial businesses and investment management firms, and has been a member of our Board of Directors since 2006.  Over nearly half a century, Mr. Graham built a substantial family industrial concern—founding consumer packaging, capital equipment and building products businesses, and investing in companies serving a wide range of consumer and industrial sectors.  Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998 and retained a minority ownership position until the company was sold in 2011; as of that point, The Graham Group’s three legacy industrial businesses operated in more than 90 locations worldwide.  Mr. Graham participates on several advisory boards of The Graham Group’s independently owned and managed investment concerns and continues to provide guidance as an active board member of, and investor in, many underlying portfolio companies.  Mr. Graham is the father of Steven C. Graham, who was a member of our Board of Directors through October 3, 2013.  Mr. Graham’s leadership of The Graham Group and his extensive financial and business experience, including in the packaging industry, qualifies him to serve as a director of the Company.

    Joshua J. Harris has been a member of our Board of Directors since 2006. Mr. Harris is a Senior Managing Director and Chief Investment Officer of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris also currently serves on the boards of directors of Apollo Global Management, LLC and EP Energy. Mr. Harris has previously served on the boards of directors of CEVA Group plc, the holding company for Constellium, Lyondell Basell Industries, Momentive Performance Materials, Verso Paper, Metals USA, Nalco, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, and Noranda Aluminum. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a Bachelor of Science Degree in Economics and received his MBA from the Harvard School of Business, where he graduated as a Baker and Loeb Scholar. Mr. Harris’ leadership of Apollo and his extensive financial and business experience qualify him to serve as a director of the Company.

   David B. Heller became a member of our Board of Directors in October 2012. Mr. Heller is the former Global Co-Head of the Securities Division at Goldman, Sachs & Co., where he also served on the Management Committee. He joined Goldman Sachs in 1989 in New York and also spent significant time living and working in Tokyo and London during his career with the firm. He retired from Goldman in March of 2012. Currently he serves as a Trustee for the Acumen Fund, the New Museum of Contemporary Art, Project Morry, and Third Way. He earned a B.A. from Harvard College and continues to be involved with the university as Co-Chair of his class fundraising efforts. Mr. Heller’s extensive financial experience qualifies him to serve as a director of the Company.

    Carl J. (Rick) Rickertsen became a member of our Board of Directors in January 2013.  Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004.  From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and partner of Thayer Capital Partners, a private equity investment firm.  From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer.  Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author.  Mr. Rickertsen has been a member of the Board of Directors of MicroStrategy, a publicly-traded software firm, since October 2002; Apollo Senior Floating Rate Fund, a closed-end senior bank debt fund since 2011; Apollo Tactical Income Fund, a closed-end senior and mezzanine bank debt fund; and Noranda Aluminum, a U.S.-based aluminum producer, since 2012.  Mr. Rickertsen was formerly a board member of publicly-traded companies Convera Corporation, a search-engine software company, UAP Holding Corp., a distributor of agriculture products, and Homeland Security Capital Corporation, a specialized technology provider to government and commercial customers.  Mr. Rickertsen received a BS from Stanford University and an MBA from Harvard Business School.  Mr. Rickertsen’s extensive financial and business experience qualifies him to serve as a director of the Company.

    Ronald S. Rolfe became a member of our Board of Directors in October 2013.  Mr. Rolfe was a member of the Litigation Department at Cravath, Swaine & Moore LLP for more than 40 years.  In January 2011, he retired as a Partner of the firm.  During his tenure, Rolfe led major antitrust and securities cases; SEC, NYSE, NASDAQ, and grand jury investigations; and a wide range of commercial litigation and arbitrations.  He was also active in major merger and acquisition transactions and corporate governance advice.  Mr. Rolfe is a board member of the Strategic Committee of Captain Bidco SAS (France), Noranda Aluminum Holding Corporation, Advanced Assessment Systems, Inc., and an advisor to the board of directors of Tune Core, Inc.  He holds an A.B. from Harvard College and graduated magna cum laude with a J.D. from Columbia Law School, where he served as an editor of the Columbia Law Review.  Mr. Rolfe was also a Harlan Fiske Stone Scholar and James Kent Scholar.  Mr. Rolfe dedicates much time to both professional organizations and civic endeavors, including serving as President of the Board of Trustees of The Allen-Stevenson School.  Mr. Rolfe’s extensive business and legal experience qualifies him to serve as a director of the Company.

Robert V. Seminara has been a member of our Board of Directors since 2006.  Mr. Seminara joined Apollo in 2003.  Prior to that time, Mr. Seminara was a member of the Private Equity Group at Evercore Partners from 1996 to 2003.  Prior to his tenure at Evercore, Mr. Seminara was employed by Lazard Frères & Co. in the firm’s Media & Communications Group.  Mr. Seminara also serves on the board of directors of Momentive Specialty Chemicals, Inc. and is a member of the Board of Managers of Momentive Performance Materials Holdings, LLC.  Mr. Seminara has previously served on the board of directors of Skylink Aviation.  Mr. Seminara graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.  Mr. Seminara’s extensive financial and business experience qualifies him to serve as a director of the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of January 17, 2014, regarding the beneficial ownership of the common stock of Berry Plastics Group, Inc. with respect to:

■	each person known to us to be a beneficial owner of more than 5% of our outstanding common stock;

■	each of our directors and each current executive officer named in the Summary Compensation Table appearing under “Executive Compensation – Summary Compensation Table” below; and

■	all directors and executive officers as a group.

    As of January 17, 2014, there were 116,253,961 shares of our common stock issued and outstanding.

Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Funds(2)	33,728,218	29.0%
Jonathan D. Rich(3)	840,612	*
Mark W. Miles(3)	204,695	*
Thomas E. Salmon(3)	171,084	*
Curt L. Begle(3)	147,320	*
B. Evan Bayh(4)(5)	54,000	*
Anthony M. Civale(4)(5)	72,753	*
Donald C. Graham(4)(6)	53,999	*
Joshua J. Harris(4)(5)	72,753	*
Robert V. Seminara(4)(5)	72,753	*
David B. Heller(3)	29,500	*
Ronald S. Rolfe(3)	14,000	*
Rick Rickertsen(3)	29,500	*
All current directors and executive officers as a group (17 persons)	2,329,609	2.0%

*	Less than 1% of common stock outstanding.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.  Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
The amount reported includes shares held of record by Apollo V Covalence Holdings, L.P. (“Covalence V”), Apollo Investment Fund V, L.P. (“AIF V”), Covalence Co-Investment Holdings LLC (“Covalence Co-Invest”), Apollo Investment Fund VI, L.P. (“AIF VI”), AP Berry Holdings, L.P. (“AP Holdings”) and BPC Co-Investment Holdings LLC (“BPC Co-Investment LLC,” and together with Covalence V, AIF V, Covalence Co-Invest, AIF VI and AP Holdings, the “Apollo Funds”).  Apollo V Covalence Holdings, LLC (“Covalence LLC”) is the general partner of Covalence V, and Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V. AP Berry Holdings, LLC (“AP Holdings LLC”) is the general partner of AP Holdings and the fiduciary of Apollo Overseas Partners (Germany) VI, L.P. (“Overseas Germany”), which is a limited partner of AP Holdings, with respect to Overseas Germany’s investment in our common stock.  Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI and the managing general partner of Overseas Germany.  Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI.  Apollo Principal Holdings I, L.P. (“Principal I”) is the sole stockholder of ACM V and the sole member of ACM VI.  Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.  Apollo Management V, L.P. (“Management V”) is the manager of Covalence LLC and Covalence Co-Invest, and the investment manager of AIF V.  Apollo Management

VI, L.P. (“Management VI”) is the manager of AP Holdings LLC, BPC Co-Investment LLC and Overseas Germany, and the investment manager of AIF VI. AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V LLC and AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of our common stock held by the Apollo Funds. Each of the Apollo Funds disclaims beneficial ownership of the shares of our common stock held of record by any of the other Apollo Funds, and each of Covalence LLC, Overseas Germany, Advisors V, AP Holdings LLC, Advisors VI, ACM V, ACM VI, Principal I, Principal I GP, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the shares of our common stock held of record by the Apollo Funds. The address of Covalence V, AP Holdings, AIF V, AIF VI, Covalence LLC, AP Holdings LLC, Advisors V, Advisors VI, ACM V, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Overseas Germany is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman, Cayman Islands. The address of each of Covalence Co-Invest, BPC Co-Investment LLC, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)
The address of Dr. Rich and Messrs. Miles, Begle, Salmon, Heller, Rickertsen and Rolfe is c/o Berry Plastics Group, Inc., 101 Oakley Street, Evansville, Indiana 47710.  Total includes shares underlying options that are vested or scheduled to vest within 60 days.

(4)	Total represents shares underlying options that are vested or scheduled to vest within 60 days for each of Messrs. Bayh, Civale, Graham, Harris and Seminara.

(5)	The address of Messrs. Bayh, Civale, Harris and Seminara is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(6)	The address of Mr. Donald Graham is c/o Graham Partners, Inc. is 3811 West Chester Pike, Building 2, Suite 200, Newtown Square, Pennsylvania 19073.

CORPORATE GOVERNANCE
General

    Berry aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our stockholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board of Directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines policies and procedures are discussed below.

    Funds affiliated with Apollo controlled a majority of our voting common stock through April 24, 2013.  As a result, we qualified as a “controlled company” within the meaning of the NYSE corporate governance standards through that date.  The NYSE rules require that we appoint a majority of independent directors to the Board of Directors, and that our compensation and nominating and governance committees be composed entirely of independent directors,  within one year of the date we ceased to qualify as a “controlled company” (April 24, 2013). During this one-year transition period, we elected not to comply with certain NYSE corporate governance requirements, including:

■	the requirement that a majority of the Board of Directors consists of independent directors;
■	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors; and
■	the requirement that we have a compensation committee that is composed entirely of independent directors.

    As a result, we do not have a majority of independent directors nor do our nominating and corporate governance or compensation committees consist entirely of independent directors as of the date of this proxy statement. The Board of Directors plans to take all action necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the Board of Directors and establishing certain committees composed entirely of independent directors, subject to any permitted “phase-in” period.

Director Independence

    Our Board of Directors has determined that Messrs. Heller, Rickertsen and Rolfe satisfy the independence standards established by the Securities and Exchange Commission and the rules of the NYSE.  Dr. Rich is not considered independent under the listing standards of the NYSE due to his current and past employment relationship with us, and Messrs. Bayh, Civale, Graham, Harris, and Seminara are not considered independent under the listing standards of the NYSE due to their relationships with Apollo, our largest stockholder, and Graham Partners, which was a significant stockholder of Berry in prior years.  See “— Transactions with Related Persons” below.  While not required, the ownership of stock in the Company by all directors is strongly encouraged by our Board of Directors. The Board believes that the ownership of a substantial amount of stock in the Company alone is not a basis for disqualifying a director as being independent.

Board Committees

    Our Board of Directors comprises a Compensation Committee, an Audit Committee, an Executive Committee, and a Nominating and Governance Committee.  The charter for each Board committee is available on our website at www.berryplastics.com.

Audit Committee

    Our Audit Committee currently consists of Messrs. Heller (Chair), Rickertsen and Rolfe.  Our Board of Directors has determined that Messrs. Heller, Rickertsen and Rolfe satisfy the requirements for independence and financial literacy under the rules and regulations of the NYSE and the Securities and Exchange Commission and satisfy the financial sophistication requirements of the NYSE. Messrs. Heller and Rickertsen qualify as audit committee financial experts as defined under Securities and Exchange Commission rules and regulations.  Under the NYSE rules a listed company must have at least one independent member of the audit committee at the time of listing, a majority of independent members within 90 days of its registration statement being declared effective and a fully independent audit committee within one year of its registration statement being declared effective.  The Board of Directors took appropriate action to comply with the applicable stock exchange rules, including appointing an audit committee composed entirely of independent directors within the above-described transition period.  During the 2013 fiscal year our Audit Committee held six (6) meetings either in person or by telephone.

    The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

■	the annual appointment of auditors, including the independence, qualifications and performance of our auditors and the scope of audit and non-audit assignments and related fees;
■	the accounting principles we use in financial reporting;
■	our financial reporting process and internal auditing and control procedures;
■	our risk management policies;
■	the integrity of our financial statements; and
■	our compliance with legal, ethical and regulatory matters.

Compensation Committee

    Our Compensation Committee consists of Messrs. Seminara (Chair), Heller and Rickertsen.  During the 2013 fiscal year our Compensation Committee held two (2) meetings either in person or by telephone.

    The principal duties and responsibilities of our Compensation Committee are the following:

■	approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the Company, (2) all other members of the Senior Management Group, amd (3) our Board of Directors;
■	approve the short term compensation of the Senior Management Group and recommend short-term compensation for members of our Board of Directors.
■	approve and authorize grants under the Company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and
■	prepare any report on executive compensation required by Securities and Exchange Commision rules and regulations for inclusion in our annual proxy statement, if any.

Nominating and Governance Committee

    Our Nominating and Governance Committee consist of Messrs. Seminara (Chair), Heller and Rickertsen.  During the 2013 fiscal year our Nominating and Corporate Governance Committee held one (1) meeting either in person or by telephone.  The principal duties and responsibilities of our Nominating and Governance Committee are the following:

■	implementation and review of criteria for membership on our Board of Directors and its committees;
■	recommendation of proposed nominees for election to our Board of Directors and membership on its committees; and
■	recommendations to our Board of Directors regarding governance and related matters.

    When considering individuals to recommend for nomination to the Board of Directors, the Nominating and Governance Committee considers both the requisite skills and characteristics of individual directors, as well as the composition of the whole Board of Directors.  In the course of this assessment, the Nominating and Governance Committee may consider factors that include independence, skills, age, diversity (including viewpoint, professional experience, education, race, gender and national origin diversity) and industry or other relevant experience.  The Nominating and Governance Committee may choose to engage the services of third-party consulting firms to assist during this process, as well.

    In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates, which should be submitted in writing to our principal executive offices at 101 Oakley Street, Evansville, IN 47710, in care of our Corporate Secretary, or, alternatively, by email to ir@berryplastics.com, along with the name of the candidate and all biographical and other information the candidate would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, a description of the relationship between the candidate and the recommending stockholder, the proposed candidate’s consent to serve as a director if elected and proof of the number of shares of our common stock owned by the recommending stockholder and the length of time he or she has owned those shares.  The Nominating and Governance Committee may request additional information and will then evaluate the proposed candidate based on the criteria described above.  These procedures relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee.  Any stockholder who wishes to formally nominate a candidate must follow the procedures set forth in our Bylaws.  See “Stockholder Proposals.”

Executive Committee

    Our Executive Committee consists of Messrs. Rich and Seminara.  The principal duties and responsibilities of our Executive Committee are the following:

■	the exercise of the powers and duties of the Board of Directors between board meetings and while the Board is not in session, subject to applicable law and our organizational documents; and
■	the implementation of the policy decisions of our Board of Directors.

Meeting Attendance

    During the 2013 fiscal year our Board of Directors held four (4) meetings either in person or by telephone.  Each director other than Mr. Civale attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held while he or she was a director during the last fiscal year and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee during the last fiscal year.  All directors have been invited to attend the Annual Meeting, but are not expected to attend.

Board Leadership Structure

At present, the Board of Directors has chosen to combine the positions of Chief Executive Officer and Chairman of the Board so that the same person serves in both roles.  The Board believes that at this time, the interests of the Company and its stockholders are better served with one person serving in both roles and that the Chief Executive Officer is the person with the necessary experience and support of the other Board members to carry out the role of Chairman in an effective manner.  The Board is aware that in the future, there may be circumstances under which it will be appropriate to appoint an independent Chairman.  Therefore, the Board believes it is important that the Company retain the organizational flexibility to determine whether the roles of Chief Executive Officer and Chairman of the Board should be separated or combined.  The Board believes the current structure promotes a cohesive leadership structure and a unified direction for the Board and executive management, and also allows for better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for success or failure.  Moreover, the Board believes that having our Chief Executive Officer serve as Chairman gives management a strong voice on the Board.

Board Role in Risk Oversight

It is the direct responsibility of the Chief Executive Officer and the other members of management to manage the Company’s enterprise risks on a day-to-day basis.  The Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis through regular updates from management and the strategic planning process.  The Board of Directors’ approach is to identify, prioritize, monitor and appropriately mitigate all material business risks in order to support the Company’s strategy, including proper financial management and sustainable growth, while protecting and enhancing stockholder value.  In addition, the Board of Directors delegates certain risk management oversight responsibilities to its committees; for example, the Audit Committee is responsible for monitoring our material financial and other risk exposures, including risks relating to the financial reporting process and internal controls, as well as risks from related party transactions, and the Compensation Committee is responsible for overseeing risks relating to our compensation programs.

Communications with the Board

Any person who wishes to communicate with the Board of Directors, including the independent directors, may direct a written communication, addressed to the Board of Directors or to the independent directors, to our principal executive offices at 101 Oakley Street, Evansville, IN 47710, in care of our Corporate Secretary, or, alternatively, by email to ir@berryplastics.com.  All correspondence will be logged and forwarded to the director or directors to whom it is addressed.

Code of Business Ethics

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers.  These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees.  Our Code of Business Ethics can be obtained on our website.

Compensation of Directors

Effective October 3, 2012, non-employee directors receive $21,250 per quarter plus $10,000 annually for serving as Chair of a Board committee, and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.  For fiscal 2013, non-employee directors earned fees and equity awards as shown in the following table.

Name	Fees Earned or Paid in Cash	Option Awards(2)	Total
Anthony M. Civale	$85,000	$94,550	$179,550
Donald C. Graham	85,000	94,550	179,550
Steven C. Graham (1)	85,000	94,550	179,550
B. Evan Bayh	85,000	94,550	179,550
Joshua J. Harris	85,000	94,550	179,550
Robert V. Seminara	95,000	94,550	189,550
David B. Heller	95,000	94,550	189,550
Carl J. Rickertsen	63,750	105,400	169,150

(1)	Steven C. Graham resigned from the Board of Directors effective October 3, 2013.

(2)
Reflects grant date fair value, as computed in accordance with FASB ASC Topic 718, of options for 15,500 shares at an exercise price of $16 per share awarded to each non-employee director upon the completion of our initial public offering on October 3, 2012; Carl J. Rickertsen’s 15,500 options were granted on January 22, 2013 at an exercise price of $17.59.

On November 26, 2013, each non-employee director was granted options to purchase 14,000 shares of common stock at an exercise price of $21, which is equal to the closing price of a share of our common stock on the grant date.  These options have a ten-year term and vested upon issuance.

Transactions with Related Persons

Apollo, Graham Partners and certain of our employees who invested in Berry Plastics Group, Inc. entered into a stockholders agreement in 2007 that was amended and restated upon completion of our initial public offering in October 2012.  The amended and restated stockholders agreement provides for, among other things, a restriction on the transferability of the equity ownership of the Company of each employee and certain other stockholders that are parties thereto, piggyback registration rights, repurchase rights by the Company and Apollo in certain circumstances, demand registration rights for Apollo and Graham Partners and board and information rights for Apollo.

In addition, the amended and restated stockholders agreement provides that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees.  The agreement provides that if the size of the Board of Directors is increased or decreased at any time, Apollo’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.  The amended and restated stockholders agreement provides that, except as otherwise required by applicable law, the Company will take all action within its power to cause all persons nominated by Apollo pursuant to the provisions described above to be included in the slate of nominees recommended by the Board of Directors to our stockholders for election as directors at each annual meeting of our stockholders and will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.  In addition, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on our Board of Directors that was designated by Apollo and we will be required to take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the Board of Directors).  Once Apollo owns less than 10% of our outstanding common stock, it will have no right to designate director nominees under the amended and restated stockholders agreement.

Under the amended and restated stockholders agreement, the approval of a majority of the members of our Board of Directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required under certain circumstances.  These include, as to us and, to the extent applicable, each of our subsidiaries:

■	the amendment, modification or repeal of any provision of our certificate of incorporation and bylaws or similar organizational documents in a manner that adversely affects Apollo;

■
the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan or any intra-company issuance among us and our subsidiaries);

■
a merger or consolidation of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, the entry into or agreement to undertake any transaction that would constitute a “Change of Control” as defined in our or our subsidiaries’ principal credit facilities or note indentures;

■
the consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $75 million in the aggregate, or the entry into any joint venture requiring a capital contribution in excess of $75 million;

■
the incurrence of indebtedness, in a single transaction or a series of related transactions, aggregating to more than $75 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability);

■	making a single or series of related capital expenditures in excess of $25 million in any fiscal year;

■	the declaration of any dividends or other distributions (other than intra-company dividends or distributions of any of our subsidiaries);
■	the termination of the Chief Executive Officer or designation of a new Chief Executive Officer;
■	a change in the size of the Board of Directors; and
■	the creation of any non-wholly owned subsidiary of us or any of our subsidiaries.

   These approval rights terminate at such time as Apollo no longer beneficially owns at least 25% of our outstanding common stock.

Management Fees

    Prior to our initial public offering on October 3, 2012, the Company was charged a management fee by Apollo and Graham Partners, for the provision of management consulting and advisory services provided each year.  The management fee was the greater of $3 million or 1.25% of Adjusted EBITDA per year.  As a result of our initial public offering, the management services agreement was terminated.

Income Tax Receivable Agreement

    In connection with the initial public offering, we entered into an income tax receivable agreement that provides for the payment by us to our pre-initial public offering stockholders, option holders and holders of our stock appreciation rights of 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that we actually realize (or are deemed to realize in the case of a change of control) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to the initial public offering.  Based on our current taxable income estimates, we expect to pay between $313 million and $360 million in cash related to this agreement. During fiscal 2013, the Company made $5 million of payments related to the tax receivable agreement with an additional $32 million being paid in the first fiscal quarter of 2014.

Underwriting Fees and Registration Expenses

In connection with our initial public offering in October 2012, the Company paid a $1 million underwriting fee to Apollo Global Securities, LLC, an affiliate of Apollo that served as a manager of the offering.

In connection with the incremental term loan Berry Plastics Corporation entered into in February 2013, the Company paid a $1 million underwriting fee to Apollo Global Securities, LLC, an affiliate of Apollo that served as a manager of the offering.

Under the amended and restatement stockholders agreement, the Company is generally required to pay all expenses incurred by the Company (but not underwriting discounts and sales commissions) in connection with the registration of the common stock held by affiliates of Apollo and Graham Partners for resale pursuant to the registration rights provisions of the agreement. In April 2013, we completed a secondary public offering in which certain funds affiliated with Apollo and Graham Partners sold 18,975,000 shares of common stock at $17.00 per share. The selling stockholders received proceeds from the April 2013 offering, which, net of underwriting fees, totaled $311 million.  In July 2013, we completed an additional secondary public offering in which certain funds affiliated with Apollo and Graham Partners sold 17,250,000 shares of common stock at $21.63 per share. The selling stockholders received proceeds from the July 2013 offering, which, net of underwriting fees, totaled $360 million.  The Company received no proceeds and incurred expenses of $2 million related to these secondary offerings. The selling stockholders paid $1 million in underwriting fees to Apollo Global Securities, LLC, an affiliate of Apollo that served as a manager of the secondary offerings, reflecting its pro rata portion of the aggregate underwriting fee.

    In connection with the incremental term loan Berry Plastics Corporation entered into in January 2014, the Company paid a $1 million underwriting fee to Apollo Global Securities, LLC, an affiliate of Apollo that served as a manager of the offering.

Other Related Party Transactions

    Certain of our management, stockholders and related parties and their affiliates have independently acquired and held financial debt instruments of the Company.  During fiscal 2012, interest expense included $2 million related to this debt.

    BP Parallel LLC, a non-guarantor subsidiary of the Company, invested $21 million to purchase assignments of $21 million of unsecured term loans during the quarter ended December 29, 2012.  Of the $21 million assignments purchased, $14 million were purchased from third parties affiliated with Apollo.

Review and Approval of Related Party Transactions

    Our Board of Directors has adopted a written policy for the review and approval or ratification of any transaction with any related party where the aggregate amount involved is expected to exceed $120,000 and in which any related party had, has or will have a direct or indirect material interest, with the exception of (i) certain transactions involving another company in which the related party’s only relationship is as a non-executive employee, director or less-than-10% equity owner or limited partner and (ii) certain additional exceptions.  Under the policy, the Audit Committee shall review such related party transactions and may approve or ratify them only if it is determined that they are fair as to, and not inconsistent with the best interests of, the Company, considering all relevant facts and circumstances.  When reviewing a related party transaction, the Audit Committee may take into consideration all of the relevant facts and circumstances available to it, including, to the extent relevant and feasibly provided:  (a) the material terms and conditions of the transaction; (b) the related party’s relationship to the Company; (c) the related party’s interest in the transaction; (d) the approximate dollar value of the transaction and of the related party’s interest in the transaction; (e) the aggregate amount of all payments or installments to be made, in the case of a transaction providing for periodic payments or installments; (f) the aggregate amount of principal to be outstanding and interest rate payable, in the case of indebtedness; and (g) any other material information.

    The policy requires any officer, director or employee of the Company or its subsidiaries who becomes aware of a potential related party transaction to notify the Chief Financial Officer or an Executive Vice President of the Company, who shall then review the proposed transaction and, if it is expected to fall within the policy, present it to the Audit Committee for review. Under the policy, the Audit Committee must approve any related party transaction by the affirmative vote of a majority of its disinterested members. If advance approval is not feasible, then the Audit Committee must ratify the related party transaction at its next regularly scheduled meeting or the transaction must be rescinded. In addition, the Chair of the Audit Committee may pre-approve or ratify any related party transaction in which the aggregate amount involved is reasonably expected to be less than $100,000.

    Other than as described above, the Company has not entered into any related party transactions required to be disclosed under Securities and Exchange Commission rules and regulations during fiscal 2013.

REPORT OF THE AUDIT COMMITTEE

   The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of three directors, each of whom the Board of Directors has determined are “independent directors” as defined by NYSE listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the Board of Directors. The Board has also determined that the members of the Audit Committee meet the financial literacy requirements of NYSE listing standards.

    Management is responsible for the Company’s financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended September 28, 2013, the Audit Committee engaged Ernst & Young LLP to serve as the Company’s independent auditor.

    The Audit Committee has met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed the financial statements for fiscal 2013 with management. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended September 28, 2013 were prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States), and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

    The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee approves in advance all engagements of the Company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the Company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

    Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the Company’s last fiscal year should be included in our Company’s Form 10-K, and made a formal recommendation to the Board of Directors to that effect.

    Members of the Audit Committee at the time of the filing of the Form 10-K who approved this report:

David B. Heller
Carl J. Rickertsen
Ronald S. Rolfe

EXECUTIVE COMPENSATION

   The Compensation Committee makes all final compensation decisions for our executive officers, including each of our “named executive officers” identified in our Summary Compensation Table below and established the annual salaries and bonuses paid to vice presidents and above (which we collectively refer to as the “Senior Management Group”) for the 2013 fiscal year.  Below is a discussion of the principles outlining our executive compensation program.

Compensation Discussion and Analysis

Our goal as an employer is to ensure that our pay practices are equitable as compared to market practice, facilitate appropriate retention, and reward exceptional performance.  We have conducted studies to better understand compensation programs of other manufacturing companies similar in size to the Company.  Our studies have reviewed base salary, bonus, and long-term equity awards, and based on such studies, we believe that our compensation levels are generally competitive with other comparable companies.

The Company believes that executive compensation should be designed to align closely the interests of its Senior Management Group and stockholders and to attract, motivate, reward and retain superior management talent.  The Company utilizes the following guidelines pertaining to executive compensation:

■	pay compensation that is competitive with the practices of other manufacturing businesses that are similar in size to the Company;
■	wage enhancements aligned with the performance of the Company;
■	pay for performance by:

●
setting performance goals determined by the Compensation Committee of the Board of Directors for our Executive Officers and by our CEO and the Compensation Committee for other members of our Senior Management Group

●	providing a short-term incentive award opportunity through a bonus plan that is based upon achievement of these goals, and
●
providing long-term incentive opportunities in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning their interests with those of our investors and stockholders.

Role of Compensation Committee

The Compensation Committee’s specific roles are to:

■	approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the Company, (2) all members of the Senior Management Group, and (3) our Board of Directors;
■	approve the short-term compensation of the Senior Management Group and recommend short-term compensation for members of our Board of Directors;
■	approve and authorize grants under the Company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and
■	prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in our annual proxy statement, if any.

Role of Compensation Consultant and Benchmarking Analysis

    In preparation for the Company’s initial public offering in October 2012, the Compensation Committee engaged Towers Watson to assist in developing an executive compensation program that will attract and retain executive talent as the Company transitioned from privately to publicly-held, with a particular focus on the long-term incentive component of the compensation program. Towers Watson’s assistance included review of the Company’s executive compensation philosophy, developing benchmark compensation data for the top twenty-five executives, and advising the Committee on equity grant allocations, long-term incentive program design and grant terms.

    Towers Watson provided the Compensation Committee with certain benchmarking data for base salaries, total cash compensation (defined as actual base salary plus target short-term incentive compensation) and total direct compensation (defined as target total cash compensation plus annualized value of long-term incentive grants).  Towers Watson conducted benchmarking analyses based on both general survey data and a peer group of 15 public companies.  The survey data was based on Towers Watson’s 2011 Executive Compensation Database. Towers Watson utilized survey data for companies with $3 billion to $6 billion in annual revenues for corporate-level positions, and utilized data from appropriate revenue ranges for each of Berry’s divisions with respect to Berry’s senior group and division-level positions.  The peer group analysis was based on a peer group of 15 companies publicly traded in the United States or Canada consisting of:

Ball Corporation	Sealed Air Corporation	Westlake Chemical Corp.
Owens-Illinois, Inc.	Bemis Company, Inc.	Silgan Holdings Inc.
Eastman Chemical Co.	The Clorox Company	AptarGroup, Inc.
Avery Dennison Corporation	Sonoco Products Co.	Grifton Corporation
MeadWestvaco Corporation	Greif, Inc.	CCL Industries

    This peer group of companies had median revenue of $5.2 billion and median market capitalization of $3.6 billion as of April 2012.

    In establishing the Company’s executive compensation program following the initial public offering, including base salaries, bonus opportunities, and long-term equity incentives, the Compensation Committee generally targeted the 50th percentile subject to adjustment based on individual performance. Towers Watson reported to the Compensation Committee that the compensation of the named executive officers of Berry was below the median of the peer group and survey data as of April 2012.  In view of the benchmarking data provided by Towers Watson, the Compensation Committee took a number of steps to implement market compensation practices and reflect the transition from a private to a publicly-held company.  These steps included the adjustments to base salaries reflected in the Summary Compensation Table for fiscal 2013, the adoption of the Berry Plastics Group, Inc. Executive Bonus Program described below, and the adoption of the 2012 Long-Term Incentive Plan and option grants thereunder in connection with our public offering as described below.

Role of Executive Officers

    The performance goals of each member of our Senior Management Group are reviewed annually.  This information, along with the performance of the Company and market data, determines the wage adjustment recommendation presented to the Compensation Committee.  All other compensation recommendations with respect to members of our Senior Management Group are made by the CEO pursuant to policies established in consultation with the Compensation Committee and recommendations from our Human Resource Department.

    The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program.  The Compensation Committee expects to review, on at least an annual basis, the performance of the CEO as compared to the achievement of the Company’s goals and any individual goals.  The CEO, together with the Human Resource Department, will review annually the performance of each member of the Senior Management Group as compared with the achievement of the Company or operating division goals, as the case may be, together with each executive’s individual goals and make compensation recommendations to the Compensation Committee.  The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives.  Both performance and compensation are evaluated to ensure that the Company is able to attract and retain high quality executives in vital positions and that their compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the Company’s industry.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast a non-binding advisory vote on executive compensation once every three years (a “say-on-pay proposal”).  At the Company’s annual meeting of stockholders held on March 20, 2013, 99.8% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal.  The Compensation Committee considered these results and believes the voting results reflect strong stockholder support for the Company’s approach to executive compensation.  The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.  At the March 20, 2013 annual meeting, stockholders approved, on non-binding advisory basis, holding a vote on say-on-pay proposals once every three years, with over 77% of the votes cast voting for a three-year frequency.

Executive Compensation Program

    The compensation of our executive officers is generally classified into the following three categories:  (1) base salary, (2) annual bonus, and (3) long-term equity awards in the form of Company stock options.  The Company has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the Company’s business.  Base salary and bonus targets are set with the goal of motivating our named executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform.  Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives, retaining key talent and more closely aligning the interests of management with our stockholders.

    The compensation program for our named executive officers is reviewed on an annual basis. In setting individual compensation levels for a particular executive, the total compensation package is considered, along with the executive’s past and expected future contributions to our business.

Base Salary

    Our executive officers’ base salaries depend on their position within the Company and its subsidiaries, the scope of their responsibilities, the period during which they have been performing those responsibilities and their overall performance.  Base salaries are reviewed annually and are generally adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus

    The Company has a long history of sharing profits with employees.  This philosophy is embedded in our corporate culture and is one of many practices that has enabled the Company to continually focus on improvement and be successful.

    Our bonus programs are generally administered on a calendar year rather than fiscal year basis.  For calendar year 2012, our named executive officers participated in our Executive Profit Sharing Bonus Program. Our Compensation Committee approved calendar year 2012 target values of awards and awards paid under the Executive Profit Sharing Bonus Program.  Depending on our overall business performance, which for calendar year 2012 was specifically related to our attainment of Adjusted EBITDA (excluding the impact of current-year acquisitions and dispositions) and equity growth, each named executive officer was eligible to receive a bonus ranging from zero to 108% of his or her annual base salary.  These target ranges were the same for all members of the Senior Management Group and were subject to change at the discretion of the Compensation Committee.  Performance objectives were generally set on an annual basis.  The applicable performance period was the calendar year in which the bonus award opportunity was granted.

    In determining the calendar year 2012 target values of awards under the Executive Profit Sharing Bonus Program, 75% of the target value of the award was based on attaining 100% of the applicable annual Adjusted EBITDA target, and 25% was based on growth in equity value (as represented by operating EBITDA growth and net debt reduction).  By meeting both targets, named executive officers would qualify to earn 68.5% of their annual base salary.  Bonus payments were thus directly tied to the performance of the Company.  Upon approval by the Compensation Committee, bonuses were generally paid, to the extent earned, on an annual basis on a date determined by the Compensation Committee. Based on our actual results for calendar 2012, our named executive officers earned and were paid 51% of annual salary based on Adjusted EBITDA and 27% of annual salary based on operating EBITDA growth and net debt reduction under the Executive Profit Sharing Bonus Program.

    In connection with our initial public offering on October 3, 2012, we adopted the Berry Plastics Group, Inc. Executive Bonus Plan, which replaced the Executive Profit Sharing Bonus Program.  The Executive Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of the Company and our stockholders and to enable us to attract and retain highly qualified executives.  Under the Executive Bonus Plan, we may pay bonuses (including, without limitation, discretionary bonuses) to covered key executives, including our named executive officers, based upon such terms and conditions as our Compensation Committee may in its discretion determine.  The Executive Bonus Plan is administered by our Compensation Committee.

    The Compensation Committee determined that for calendar year 2013 each named executive officer, other than Dr. Rich, is eligible to receive a bonus under the Executive Bonus Plan ranging from zero to 137% of his or her annual base salary.  Dr. Rich is eligible to receive a bonus under the Executive Bonus Plan ranging from zero to 200% of his annual base salary.  For calendar year 2013, target values under the Executive Bonus Plan were determined in the same manner as under the prior Executive Profit Sharing Bonus Program (i.e. 75% of the target value of the award is based on attaining 100% of the applicable annual Adjusted EBITDA target, and 25% is based on growth in equity value (as represented by operating EBITDA growth and net debt reduction)).  By meeting both targets, named executive officers, other than Dr. Rich, qualify to earn 68.5% of their annual base salary.  By meeting both targets, Dr. Rich qualifies to earn 100% of his annual base salary.  Calendar year 2013 bonus payments under the Executive Bonus Plan thus are directly tied to the performance of the Company.  Upon approval by our Compensation Committee, bonuses are generally paid, to the extent earned, on an annual basis on a date determined by the Compensation Committee.  Based on our actual results for calendar 2013, our named executive officers earned 36% (except for Dr. Rich who earned 53%) of annual salary  based on Adjusted EBITDA and 0% of annual salary based on operating EBITDA growth and net debt reduction.

Equity Compensation Plans

    In 2006, we adopted the 2006 Equity Incentive Plan.  The 2006 Equity Incentive Plan permits us to grant stock options, stock appreciation rights, and rights to purchase shares to employees, directors or consultants of the Company or any of its subsidiaries.  The 2006 Equity Incentive Plan is administered by our Board of Directors or, if designated by our Board of Directors, by the Compensation Committee.  Approximately 1.6 million shares of our common stock are reserved for issuance under the 2006 Equity Incentive Plan.

    Our 2012 Long-Term Incentive Plan (the “2012 Plan” and together with our 2006 Equity Incentive Plan, the “Equity Incentive Plans”) permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards to employees, directors and consultants of the Company or any of its subsidiaries.  The 2012 Plan is administered by our Board of Directors or, if designated by our Board of Directors, by the Compensation Committee.  Subject to adjustment, the 2012 Plan authorizes the issuance of up to 9,297,750 shares of common stock pursuant to the grant or exercise of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards.  The maximum number of shares of common stock issued pursuant to incentive stock options is 929,775 shares of common stock.  In connection with our initial public offering, we granted under the 2012 Plan stock option awards with respect to approximately 2.8 million shares in the aggregate to non-employee directors, employees and officers, including our named executive officers as follows:  Dr. Rich—720,000 options, Mr. Kratochvil—180,000 options, Mr. Begle—100,000 options, Mr. Salmon—100,000 options, Mr. Becker—45,000 options, and Mr. Unfried—100,000 options.  Such options granted to our named executive officers have a per-share exercise price equal to our initial public offering price of $16 and are subject to the time-based vesting conditions described below.  In November 2013, we granted under the 2012 Plan stock option awards with respect to approximately 2.7 million shares in the aggregate to non-employee directors, employees and officers, including our named executive officers as follows:  Dr. Rich— 640,000 options,  Mr. Begle—90,000 options, Mr. Salmon—100,000 options, and Mr. Unfried— 40,000 options.  Such options granted to our named executive officers have a per-share exercise price of $21, which is equal to the closing price of a share of our common stock on the grant date, and are subject to the time-based vesting conditions described below.

   The Compensation Committee has not established a formal program or practice regarding the amount or timing of equity award grants to our employees.  We do not have a program, plan or practice for selecting grant dates for awards under the Equity Incentive Plans in coordination with the release of material nonpublic information.  Under the Equity Incentive Plans, the exercise price for option awards is the fair market value of our common stock on the date of grant.  Since our public offering in October 2012, the fair market value of a share of our common stock is determined for this purpose by reference to the public trading price of a share of our common stock on the date of grant of the option (e.g., using a weighted average or closing price).  The Compensation Committee is not prohibited from granting awards at times when it is in possession of material nonpublic information.  However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material nonpublic information to affect the value of those awards.

    From time to time, we have granted management participants stock options or stock appreciation rights under our Equity Incentive Plans.  In connection with the grants, we have entered into stock option or stock appreciation right award agreements with management participants.  The Compensation Committee believes that the granting of awards under the Equity Incentive Plans promotes, on a short- and long-term basis, an enhanced personal interest for our executives and an alignment of those interests with the goals and strategies of the Company and the interests of our stockholders.  The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving Company goals but also provide additional incentives for executives to remain with the Company.

    Generally, options granted under the Equity Incentive Plans become vested and exercisable over a five-year period.  Unless set forth otherwise in the applicable award agreement, time-based options generally vest in 20% increments on each of the first five anniversaries of the grant date.  Performance-based options vest upon achievement of certain internal rate of return targets, and performance options granted and outstanding under the 2006 Equity Incentive Plan vest on the ninth anniversary of the date of grant regardless of the achieving of the defined targets.  In each case, the vesting of options is generally subject to the grantee’s continued employment at the Company or at one of its subsidiaries as of the applicable vesting date (subject to certain exceptions, as described below).

    The maximum term of options granted under the Equity Incentive Plans is ten years.  Subject to certain exceptions set forth in the applicable stock option award agreement, unvested options granted under the Equity Incentive Plans will automatically be forfeited upon termination.  Prior to the effective date of the modifications discussed under “Option Modifications” below, with respect to options granted under the 2012 Plan, upon a termination for any reason other than for cause, the death or disability of the participant, or a voluntary termination of employment by the participant, an additional 5% of the participant’s options would vest for each full three-month period lapsed from the prior vesting date or, in the case of such a termination prior to the first anniversary of the grant date, the grant date.  In the case of a termination for cause, vested options are forfeited.  All vested options held by the participant upon a termination of employment (other than for cause) would expire 90 days after termination except as set forth below.

    With respect to options granted under the 2006 Equity Incentive Plan, 20% of each grantee’s option grants become vested upon a “change in control” of us, and 40% of each grantee’s option grants become vested if such change in control results in the achievement of a targeted internal rate of return.  In the case of Dr. Jonathan Rich, our Chief Executive Officer, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us..  With respect to options granted under the 2012 Plan, if the employment of the participant is terminated at any time following a “change in control” of us for any reason other than for cause, the death or disability of the participant, or the voluntary termination of employment by the participant, 40% of each grantee’s options become vested.

Option Modifications

    In October 2012, in connection with our initial public offering, the Company modified certain option awards and stock appreciation rights that vested one year prior to option termination (or upon meeting certain performance targets if earlier) to vest immediately upon completion of the initial public offering. In August 2013, the Company  modified the Equity Incentive Plans and option awards and stock appreciation rights granted thereunder to provide (i) accelerated vesting of all unvested options upon an employee's death or permanent disability, (ii) in the event of an employee's qualified retirement, continuation of the normal vesting period applicable to the retiree's unvested options, as well as an extension of the exercise period to the end of the original ten-year term of the retiree's vested options and (iii) that all unvested options and stock appreciation rights that were subject to performance-based vesting criteria as of January 1, 2013 (excluding internal rate of return performance-based options, including those held by the Chief Executive Officer) were modified to time-based vesting. The modifications related to death, disability and retirement were made to provide executive equity incentive compensation that we believe is competitive with the practices of other manufacturing businesses that are similar in size to the Company.  The awards subject to performance-based acceleration were modified to be consistent with the terms of awards currently granted by the Company.  Prior to the initial public offering, the Company had granted options at various times that were designed in a manner more consistent with a private equity-owned company.  As modified, these awards vest in five equal installments over five years from the date of grant.

Compensation Programs and Risk Management

We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company.  Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to the Company and its stockholders.  The combination of performance measures applicable to annual bonuses and equity compensation awards granted to our executive officers and the multi-year vesting schedules applicable to equity awards granted to our executives encourages our executives to maintain both a short- and long-term view with respect to Company performance.

Post-Employment Compensation

We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by prior owners of the Company.  The Compensation Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and rewards our employees and executives for their contribution to the Company during their employment.

A principal component of our post-employment executive officer compensation program is a qualified defined contribution 401(k) plan and a retirement health plan, which plans apply to all of our employees generally.  Additionally, as described in more detail below, certain of our named executive officers are party to employment agreements with us that provide for termination rights and benefits.  Under the 401(k) plan, the Company awards a $200 lump sum contribution annually for participating in the plan and matches dollar-for-dollar the first $300 contributed by participants, with an additional match equal to 10% of the applicable participant’s elective deferrals made during the plan year (subject to the limits set forth under the Internal Revenue Code).  Participants who contribute at least $1,000 will also receive an additional $150 lump sum deposit at the end of the year.  Company matching contributions are immediately vested upon contribution.

Perquisites and Other Personal Benefits

    The Compensation Committee periodically reviews the perquisites provided to our executive officers to ensure that they are reasonable, competitive and consistent with the overall compensation program.  Such perquisites include for certain of our executive officers (as set forth in more detail in the Summary Compensation Table below and accompanying footnotes) use of a Company-provided car or car allowance, financial planning and tax assistance, and, for our CEO, limited personal use of the Company’s corporate aircraft.

Section 162(m) of the Internal Revenue Code

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary, annual bonus and equity award compensation in order to maintain the deductibility of compensation under Section 162(m), to the extent we believe it is in the best interests of our stockholders to do so.  However, the Compensation Committee will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.  Transition provisions under Section 162(m) may apply for a period of approximately three to four years to certain compensation arrangements that were entered into by us prior to being publicly traded.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the “Compensation Discussion and Analysis” included in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

THE COMPENSATION COMMITTEE
Robert V. Seminara
David B. Heller
Carl J. Rickertsen

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, no officer or employee served as a member of the Compensation Committee.  Mr. Seminara, a member of our Compensation Committee, has a relationship with our equity sponsor, Apollo.  We paid fees during fiscal 2013 to our equity sponsors for providing management, consulting, or other advisory services.  As such, Mr. Seminara may be an indirect beneficiary of the relationship between Apollo and us.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, chief financial officer and the other three most highly compensated executive officers (collectively, the “Named Executive Officers”) during fiscal years 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)	All Other Compensation		Total
Jonathan D. Rich	2013	$1,001,229	$679,511	$4,425,120	60,802	(2)	$6,166,622
Chairman and	2012	864,716	776,687	—	5,560		1,646,963
Chief Executive Officer	2011	834,329	30,740	733,239	25,993		1,624,301

James M. Kratochvil(3)	2013	$526,021	$389,523	$1,106,280	$17,860	(4)	$2,039,684
Former Chief	2012	503,809	443,225	—	22,513		969,547
Financial Officer	2011	512,552	72,759	—	14,171		599,482

Curt L. Begle	2013	$383,350	$261,957	$835,382	$6,288		$1,486,977
President—Rigid
Closed Top Division

Thomas E. Salmon	2013	$434,313	$323,143	$614,500	$9,879		$1,381,935
President—Engineered	2012	429,066	429,988	—	13,430		872,484
Materials Division	2011	408,910	60,633	—	2,263		471,806

Randall J. Becker(5)	2013	$458,913	$391,875	$469,768	$7,499		$1,328,055
Former Chief	2012	516,113	456,875	—	9,468		982,456
Operating Officer	2011	522,729	75,000	—	2,325		600,054

G. Adam Unfried	2013	$403,366	$273,412	$614,600	$6,203		$1,297,581
President—Rigid	2012	358,134	311,749	—	4,426		674,309
Open Top Division(6)	2011	357,032	51,176	—	2,333		410,541

(1)
Equals the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of the grants of nonqualified stock options.  For a description of the assumptions used to value these options, please refer to Note 1 to the “Notes to Consolidated Financial Statements.” For Messrs. Becker, Begle and Salmon, includes incremental fair value associated with option modifications. See the “Compensation Discussion and Analysis—Option Modifications” above.

(2)
Includes (1) $17,751 in costs incurred by the Company for financial planning and tax return preparation (2) $4,902 in costs of group life insurance coverage provided to the executive, (3) $33,740 use of corporate aircraft, for personal use, (4) $3,670 in matching contributions made by the Company to the executive’s account under the Company 401(k) plan, and (5) $739 of health cost reimbursement.

(3)	Retired effective January 2, 2014.

(4)
Equals the sum of (1) $11,902 in costs incurred by the Company for the executive’s personal use of a Company-provided vehicle, (2) $2,399 in costs of group life insurance coverage provided to the executive, (3) $4,430 in costs incurred by the Company for the executive’s tax return preparation, (4) $2,820 in matching contributions made by the Company to the executive’s account under the Company 401(k) plan, and (5) $739 of health cost reimbursement.

(5)	Retired effective August 1, 2013.

(6)	Position held as of fiscal year end.

Employment and Consulting Agreements

In October 2010, the Company and Dr. Rich entered into an employment agreement.  The employment agreement provides for base salary as disclosed in the “Summary Compensation Table” above.  Salary is subject to annual adjustment at the discretion of the Compensation Committee of the Board of Directors.  The agreement generally entitles Dr. Rich to an annual performance-based target bonus determined based on a defined percentage of his then-current annual base salary and to participate in all welfare plans established for executive officers.  If Dr. Rich’s employment is terminated by the Company without “cause,” if Dr. Rich resigns for “good reason,” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the Company’s group medical plans.  The employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Messrs. Begle, Salmon and Unfried are party to agreements that remain in effect unless terminated according to the agreements’ terms.  The employment agreements provide for base salary as disclosed in the “Summary Compensation Table” above.  Salaries are subject in each case to annual adjustment at the discretion of the Company.  The employment agreements generally entitle each executive to participate in all incentive compensation and welfare plans established by the Company for executive officers.  The Company may terminate the employment agreements for “cause” or due to a “disability” (as such terms are defined in the agreements).  Specifically, if Mr. Begle, Mr. Salmon or Mr. Unfried is terminated by the Company without “cause” (as such term is defined in their respective agreements), each is entitled to:  (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination Each employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Grants of Plan-Based Awards for Fiscal 2013

The following table sets forth certain information regarding grants and modifications of plan-based awards in fiscal 2013.

Name	Grant or Modification Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jonathan D. Rich:
Stock Options(1)	10/03/12	720,000	$16.00	$6.15

James M. Kratochvil(4):
Stock Options(1)	10/03/12	180,000	$16.00	$6.15

Curt L. Begle:
Stock Options(1)	10/03/12	100,000	$16.00	$6.15
Option Modification(2)	08/01/13	1,570	$3.04	$20.42
Option Modification(2)	08/01/13	10,765	$6.18	$17.53

Thomas E. Salmon:
Stock Options(1)	10/03/12	100,000	$16.00	$6.15

Randall J. Becker(3):
Stock Options(1)	10/03/12	40,000	$16.00	$6.15
Option Modification(2)	08/01/13	12,774	$6.18	$17.53

G. Adam Unfried:
Stock Options(1)	10/03/12	100,000	$16.00	$6.15

(1)	Options vest 20% on each of the first five anniversaries of the date of grant, subject to the terms and conditions of the plan and award agreement.

(2)
Reflects the incremental fair value, as computed in accordance with FASB ASC Topic 718, associated with the option modifications effected on the date indicated.  See the “Compensation Discussion and Analysis—Option Modifications“ above for a description of these modifications.

(3)	Retired effective August 1, 2013.

(4)	Retired effective January 2, 2014.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of outstanding equity awards held by each of our named executive officers as of September 28, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($/sh)	Option Expiration Date
Jonathan D. Rich	163,336	245,005	(1)	816,658	(1)	$6.12	10/04/20
Jonathan D. Rich	—	720,000	(2)	—		$16.00	10/03/22
James M. Kratochvil	255,558	—		—		$8.16	9/20/16
James M. Kratochvil	—	180,000	(2)	—		$16.00	10/03/22
Curt L. Begle	37,436	—		—		$8.16	9/20/16
Curt L. Begle	12,563	3,141	(3)	—		$3.04	1/01/19
Curt L. Begle	32,296	21,530	(3)	—		$6.18	1/01/20
Curt L. Begle	—	100,000	(2)	—		$16.00	10/03/22
Thomas E. Salmon	33,516	—		—		$8.16	6/04/17
Thomas E. Salmon	92,168	—		—		$9.21	1/01/18
Thomas E. Salmon	—	100,000	(2)	—		$16.00	10/03/22
Randall J. Becker	—	25,548	(4)	—		$6.18	1/01/20
Randall J. Becker	—	45,000	(2)	—		$16.00	10/03/22
G. Adam Unfried	154,149	—		—		$8.16	9/20/16
G. Adam Unfried	—	100,000	(2)	—		$16.00	10/03/22

(1)
The executive’s unvested options vest as follows:  (i) with respect to 245,005 options, 33% vest on October 4th of 2013, 2014 and 2015, and (ii) 816,658 options vest upon the attainment of certain performance criteria.

(2)	Executive’s unvested options vest 20% vest on October 3rd of each of 2013, 2014, 2015, 2016 and 2017.

(3)	The executive’s unvested options vest as follows: (i) the 3,144 options vest on January 1, 2014, and (ii) with respect to the 21,530 options, 50% vest on January 1st of each of 2014 and 2015.

(4)	The executive's unvested 25,548 options vest 50% on January 1st of each of 2014 and 2014.

Option Exercises in Fiscal 2013

    The following table shows information regarding exercises of options by each of our named executive officers in fiscal 2013.
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Curt L. Begle	7,918	$118,797
Curt L. Begle	10,800	$162,057
Randall J. Becker	68,000	$1,005,720
Randall J. Becker	17,186	$251,259
Randall J. Becker	38,322	$636,146
Randall J. Becker	42,593	$622,710
G. Adam Unfried	13,431	$200,771

(1)   Reflects the difference between the market value upon exercise and the exercise price.

Potential Payments Upon Termination or Change-in-Control

    As discussed above, Dr. Rich and Messrs. Begle, Salmon and Unfried are party to employment agreements with the Company.  If Dr. Rich is terminated by the Company without “cause,” he resigns for “good reason” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs, and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the Company’s group medical plans.  If Mr. Begle, Mr. Salmon or Mr. Unfried is terminated by the Company without “cause” (as such term is defined in their respective agreements), the executive is entitled to:  (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination.

    Under the Company’s form of option award agreements under the 2006 Equity Incentive Plan, as described above, unvested options will automatically be forfeited upon a termination without cause (in the case of a termination for cause, vested options are also forfeited).  Twenty percent of each executive’s option grants becomes vested upon a “change in control” of us, and 40% becomes vested if such change in control results in the achievement of a targeted internal rate of return.  With respect to options granted under the 2012 Plan, if the employment of the participant is terminated at any time following a “change in control” of us for any reason other than for cause, the death or disability of the participant, or the voluntary termination of employment by the participant, 40% of each grantee’s options become vested.  Following the modification of the Equity Incentive Plans in August 2013 (see “Option Modifications” above for a description of these modifications), in the case of a termination of employment due to death or permanent disability, all of the employee’s unvested options will immediately vest. In the case of Dr. Rich, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us.

    If each of our named executive officers had been terminated without “cause” on September 28, 2013,  Dr. Rich and Messrs. Begle, Salmon and Unfried would have received cash severance amounts of approximately $1,900,000, $490,000, $550,000 and $510,000, respectively.  Mr. Kratochvil and Mr. Becker retired effective as of January 2, 2014 and August 1, 2013, respectively.

Equity Compensation Plan Information

The following table provides information as of the end of our 2013 fiscal year regarding shares of common stock of Berry Plastics Group, Inc. that may be issued under our existing Equity Incentive Plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,744,100	$16.01	6,479,290
Equity compensation plans not approved by security holders (2)	7,291,129	$7.68	1,597,240
Total	10,035,229	$9.96	8,076,290

(1)
Includes the 2012 Equity Incentive Plan, which our Board of Directors adopted and our stockholders approved in September 2012, under which there were 124,000 options exercisable at the end of our 2013 fiscal year.

(2)	Includes the 2006 Equity Incentive Plan, under which there were 5,058,027 options exercisable at the end of our 2013 fiscal year.

In 2006, our Board of Directors adopted the 2006 Equity Incentive Plan, which has not been approved by stockholders.  The purpose of the 2006 Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons.  Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to us or by will or the laws of descent or distribution.  The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter.  The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code, stock appreciation rights and other rights to purchase shares of our common stock.  The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which (subject to certain exceptions) are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of the Company.  At the end of the 2013 fiscal year, there were outstanding options to purchase 10,003,337 shares of our common stock and stock appreciation rights with respect to 31,892 shares of our common stock under the 2006 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership.  Officers, directors and greater-than-10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.  Our officers, directors and greater-than-10% stockholders were not subject to Section 16(a) prior to our initial public offering on October 3, 2012.  Based solely on review of the copies of such forms furnished to us, we believe that our officers,  directors and greater-than-10% stockholders complied timely filed all reports they were required to file under Section 16(a) during fiscal 2013; except that one report covering one option grant was filed late by the Company on behalf of Mr. Rickertsen.

PROPOSAL 1:  ELECTION OF DIRECTORS

    The amended and restated stockholders agreement that the Company entered into with Apollo and certain stockholders upon consummation of our initial public offering provides that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees.

    In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who collectively possess the range of attributes described above under “Corporate Governance — Nominating and Governance Committee”. The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our directors described in the biographical summaries above, make each of our directors well qualified to serve on our Board.

    Three directors are to be elected by the holders of common stock. B. Evan Bayh, Anthony M. Civale and Ronald S. Rolfe have each been nominated for a term of three years and until their respective successors have been elected and qualified. All nominees are currently members of the present Board of Directors.

    Joshua J. Harris, Jonathan D. Rich and Robert V. Seminara are currently serving terms that expire at the 2015 Annual Meeting. Donald C. Graham, David B. Heller and Carl J. “Rick” Rickertsen are currently serving terms that expire at the 2016 Annual Meeting.

    If, at the time of this Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

THE  BOARD  OF   DIRECTORS  UNANIMOUSLY  RECOMMENDS  A  VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2:  RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

    The Audit Committee, a committee of the Board of Directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending September 27, 2014, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended September 28, 2013 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    If stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2014 Annual Meeting of stockholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2014.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

    The following table sets forth the fees (in millions) paid to Ernst & Young LLP for fiscal 2012 and 2013, for various categories of professional services they performed as our independent registered public accountants.

Fee type	2013	2012
Audit Fees(1)	$2.4	$3.0
Tax Fees(2)	.3	.2
Other(3)	.3	.1
Total Fees	$3.0	$3.3

(1)  Includes annual financial statement and limited quarterly review services, statutory audits of foreign subsidiaries and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with securities offerings.

(2)  Includes domestic and international tax compliance, planning services and tax advice.

(3)  Includes merger and acquisition due diligence and other attest or accounting services.

Engagement of Independent Registered Public Accountants and Approval of Services

During fiscal 2013 and 2012, prior to engaging the independent registered public accountants to render the above services, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing services. The Audit Committee pre-approves the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during fiscal 2013, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

STOCKHOLDER PROPOSALS

    Under the rules of the Securities and Exchange Commission, any of our stockholders wishing to have a proposal considered for inclusion in our 2015 proxy solicitation materials must set forth such proposal in writing and file it with our Corporate Secretary on or before the close of business on September 29, 2014.  However, if the date of the 2015 Annual Meeting is more than 30 days before or after March 11, 2014, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2015 Annual Meeting, other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations as described above, or who wants to nominate a person for election to the Board of Directors at that meeting and have such nominee included in our proxy materials for our 2015 Annual Meeting, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee.  The notice must be delivered to the Corporate Secretary at our principal executive offices, at the address set forth above, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the 2014 Annual Meeting.  As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the Securities and Exchange Commission regulations relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than the close of business on November 11, 2014, and no later than the close of business on December 11, 2014, unless our Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case the stockholder’s notice must be received not later than the close of business on the 90th day prior to the date of the Annual Meeting (or, if later, the tenth day following the day on which the meeting is publicly announced).  The requirements for the notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at our principal executive offices at the address set forth above.

Our Board of Directors will review any stockholder nominations that are made according to the procedures described above and, with the assistance of the Secretary, will determine whether such proposals meet applicable criteria for inclusion in our proxy solicitation materials or consideration at the Annual Meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable stockholder proposal filing deadline and also retain that authority under certain other circumstances.

OTHER MATTERS

    Our Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

EXPENSES OF SOLICITATION

    The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

    We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple stockholders sharing an address unless we receive contrary instructions from any stockholder at that address. We will continue to send a separate proxy card to each stockholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information stockholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Berry stockholders will be “householding” our proxy materials and annual reports as well.

    If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your Berry shares through a broker, or notify us directly if you are a stockholder of record by contacting our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.  We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

/s/ Jonathan D. Rich
Chairman of the Board of Directors and
January 27, 2014	Chief Executive Officer
Evansville, Indiana

BERRY PLASTICS GROUP INC
101 OAKLEY STREET
P.O BOX 959
EANSVILLE, IN 47710-0959

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 B. Evan Bayh   02 Anthony M. Civale   03 Ronald S. Rolfe

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000190842_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

BERRY PLASTICS GROUP INC
Annual Meeting of Stockholders
March 11, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Johnathan D. Rich, Chairman and Chief Executive Officer and Jason K. Greene, Executive Vice President and General Counsel, and each of them, the true and lawful proxies of the stockholder, with several powers of substitution, to each independently and without the other vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of BERRY PLASTICS GROUP, INC. to be held on March 11, 2014 and at any and all adjournments or postponements thereof, in accordance with the instructions on the reverse side, and in accordance with their best judgment in connection with such other business (including, in the event that any director nominee named in this proxy card is unwilling or unable to serve, the election of any substitute therefore) as may properly come before the Annual Meeting. The stockholder hereby revokes all prior proxies that the stockholder has given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000190842_2 R1.0.0.51160